EXHIBIT 10.12

                                   Friday, July 14.2000


Mr. Jahn Avarello
CEO
IAMG Holdings Inc.
1400 Broadway Suite 1907
New York, NY 10018

Dear Mr. Avarello:

This letter sets forth the terms arid conditions upon which International Technologies 3 Finance, L.L.C. (ITF) agrees to act as an exclusive advisor to IAMG Holdings Inc('Client").

                  1. APPOINTMENTS AND DUTIES. Client hereby appoints ITF as its advisor curing the term of this agreement (the "Agreement"). and ITF accepts such engagement. ITF will provide the Client with the advisory services described below and assist Client in obtaining an amount to be determined or any other amount deemed necessary ("Financing on an exclusive basis.

                  ITF agrees to perform the following services for Client during the term of the Agreement:

                  a) Advise the Client with respect to the form and structure of any proposed Financing.

                  b) Identity and initiate contact with prospective financing sources.

                  c) Assist the Client in defining plans for structuring the participation of strategic partners in the development and expansion of Clients business.

                  d) Assist the Client with its presentation to appropriate sources of financing: it being understood, that assistance with any preparation of Business Plans deemed necessary by ITF and Client shall be performed pursuant to and under a separate engagement.

                  e) Assist Client in closing a potential Financing. Client understands and acknowledges that ITF is not a registered broker dealer. and accordingly that ft will not act as a placement agent or underwriter for the sale, or otherwise effect or solicit the purchase, of Client's securities in connection with a proposed Financing.
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                  2.  COMPENSATION.

                  a) In consideration for its services hereunder, Orient agrees to pay ITF during the term of this Agreement a consulting tee of $8000 per month (the "Monthly Fee"). The initial payment of the Monthly Fee shall be due and payable contemporaneously with the execution and delivery to ITF of this Letter of Authorization, with each subsequent Monthly Payment due and payable on the ante of each calendar month thereafter corresponding to the date of the initial payment. Client's obligation to pay the Monthly Fee is not subject to the presentation of invoices from ITF.

                  b) Client agrees to reimburse ITF for all receipted out-of-pocket expenses incurred in connection with this Agreement on a monthly basis, not including but not limited to printing, mailing, reproduction. travel and lodging expenses; provided, however, that ITF shall not incur any expense in excess of $150 without the prior written approval of Client, which expense shall be paid in advance by Client.

                  c) If the proposed financing is a Private Placement, the Company agrees to pay ITF an amount equal to 6% on equity and/or 4% on debt of the gross proceeds of the Financing (a "Transaction Fee") consummated by the Client during the term of this Agreement. which payment shall be due and payable contemporaneously upon the closing of the Financing. In addition, the Client will grant ITF an option to purchase Units (i.e., Stock in the Client) in an amount equal to 10% of the number of total number of units sold (i.e. fully diluted, including all equity. warrants, or common equivalent shares) in the Private Placement. This Option will become executable anytime during a period of 5 years beginning on the date which is exactly 6 months after the Client receives the funding as described above from the underwriter of record. The purchase price of these Shares shall be equal to the price paid by the equity investors.

                  d) Once the funding contemplated by this agreement has been secured, i.e. one month subsequent to funding the client agrees to engage ITF as its strategic advisor for a period not less than one-year at a rate of $8000.00 per month.

                  e) The fees set forth above shall be in addition to any other fees that the dent may be required to pay directly to any financing source to secure its financial commitment. This agreement does not constitute a commitment or undertaking on ITF's part to provide any part of the financing and does not ensure the successful arrangement or completion of the financing or any portion thereof.

                  f) It is understood that the Client is in no way obligated to accept any transaction, however If Client voids its initial acceptance of a letter of Intent issued by an underwriter, funder, investment bank, equity fund, bank, etc. introduced to Client by ITF, then ITF will receive Transaction Fee otherwise payable to TE pursuant to this Agreement.

                  This compensation will be due and payable only in the event that Client fails to proceed with the aforementioned acceptance, but in no way will Client be obligated to proceed nor will compensation be due if the offer has been materially changed subsequent to Client's acceptance, and thus becomes unacceptable to Client.

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                  9) The Client agrees to pay for any and all costs, fees, and expenses incurred by ITF in collecting the compensation under this Letter of Agreement, including but not limited to legal fees, collection fees, filing fees, etc

                  h) Client hereby acknowledges the exclusive nature of this Letter of Agreement, except as set forth in this paragraph and Client agrees that if Client accepts funds or investments from any party not introduced by ITF, then ITF will recE.9've the Transaction Fee otherwise payable to ITF pursuant to this Agreement had said funds or investments been delivered though an ITF introduction. ITF acknowledges that the Client is in the process of preparing a Private Placement Offering ("PRO") which seeks to obtain a minimum of S21000,O00 and maximum of $15,000,000 from qualified investors. Client may elect to offer the PRC to qualified investors no earlier than 30 days from the date of this Letter of Agreement and ITF will receive the transaction fees as set forth in 2 (a) above.

                  ITF hereby agrees to facilitate the funding of Client, and ITF will, if required by capital ~ We investor), agree to convent some portion of the cash component of its Transaction fees to equity at a rate agreed to by both ITF and Client.

                  i) in the event that Client has engaged ITF for the development of its business strategy prior to introduction to strategic economic partners, then the term of this agreement shall be extended by a maximum period of 30 (thirty) days from the date on which both Client and ITF agree that Client is now appropriately prepared for introduction to relevant strategic and capital partners. All other components of termination shall be as articulated in paragraph 3 of this letter of agreement.

                  3.  TERM AND TERMINATION,

                  a) This Agreement shall have an initial term of four months, commencing upon the execution and delivery by the Client to ITF of this Letter of Agreement, which term shall be renewed automatically for successive one month periods unless terminated by written notice to the other party not less than 30 days prior to the end of the initial term or any renewal term. In addition, ITF may terminate this Agreement at any time upon written notice to Client if Client fails to pay to ITF the Monthly Fee or Transaction Fee within five days of the due date for the payment thereof

                  Notwithstanding such termination Client shall remain liable to ITF for the payment of all amounts payable under this Agreement as of the date of termination.

                  b) Subsequent to '3uccessful financing, the strategic advisory Services i.e. paragraph 2d shall renew automatically for an additional one-year period if not cancelled in writing at 'east sixty days prior to the on-year anniversary of execution of this Letter of Agreement. (See notices.)

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                  c) Upon the termination of this Agreement, Client shall cease all communication with all parties, underwriters, funders, investment banks, equity funds, banks, etc. introduced to the Client by ITF If Client consummates a Financing with any of the parties introduced to Client by ITF after termination of this Agreement by either party, Client shall pay ITF, as liquidated damages and not as a penalty, the Transaction Fee otherwise payable to ITF pursuant to this Agreement, except that if the Agreement is terminated by IF for cause, or by the client without any Cause Client shall pay en amount equal to 200% of the Transaction Fee.

                  4.  INFORMATION.

                  a) Client agrees that it will cooperate with IIF and furnish ITF all reasonable, mutually agreed upon information and data concerning the Client and the proposed Financing (collectively, the "Information"), and will provide ITF and the Approved Parties with access to the Client's officers directors, employees, accountants and counsel, as well as its books, records, and facilities, as part of their due diligence of the Client, ail at Clients expense, subject to the limitations expressed in paragraph 2(b) of this Agreement. If such interviews and due diligence demonstrate substantive and/or material discrepancies from that which was represented by the Client, then ITF shall have the right to terminate this agreement and be held harmless from any claims of the Client for such termination.

                  b) The Client represents and warrants to ITF that all Information made available to ITF or the Approved Parties or contained in any materials prepared by the Client with respect to a proposed Financing, will, at all times during tine term of this Agreement, be true, accurate and completed in all material respects and will fairly represent the Information presented. The Client further represents that any projections provided to ITF or contained in any materials prepared by the Client with respect to a proposed Financing: will be prepared in good faith and will be based upon assumptions which, in light of the circumstances under which they are made, are, in Client determination, reasonable.

                  c) The Client acknowledges and agrees that in rendering its services hereunder, ITF will be using and relying on the Information (and information available from public sources and other sources which it deems to be reliable) without independent verification thereof and without independent appraisal of any of the Client's assets. IIF does not assume responsibility for the accuracy or completeness of the Information.

                  5. CONFIDENTIALITY. Except to the extent necessary to perform its obligations hereunder or to comply with any applicable law, regulation, or rule, neither panty shall disclose OR divulge to any third party, other than its directors, officers, shareholders, auditors, or legal advisors, either before or after the termination of this Agreement this Agreement or any document or information exchanged between the parties during the term of this Agreement, without the prior written consent of the other party which consent shall not be unreasonably withheld.

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                  6.  NON-CIRCUMVENTION.

                  a) The Client will not, directly or indirectly through or with others, In any manner attempt to or knowingly contact, deal with or employ the identities of any person directly or indirectly introduced to the Client by IIF, except as provided in this Agreement, without the prior written consent of ITF. These restrictions will not apply if the Client can establish through written evidence that it was actively pursuing or does business with the person introduced by ITF prior to the introduction.

                  b) Unless otherwise agreed to in writing, ITF will be entitled to full compensation from the Client (as provided in section 2) if the Client or any of its affiliates consummates any transaction or derives any economic benefit as a direct or indirect result of any introduction or disclosure made under this Agreement. This provision will be effective during the term of this Agreement and for an additions; period of twenty4our (24) months thereafter, and will apply to any transaction or series of transactions initiated during such period even if payment is received thereafter.

                  7. INDEMNIFICATION. The Client will enter into the Indemnification Agreement which is annexed hereto as Exhibit A concurrently with the execution and delivery of this Agreement.


                  8. NOTICES. Al1 notices, requests, demands and other communications which are required or permitted under this Agreement shall be in writing and shall be deemed sufficiently given upon receipt if personally delivered or mailed by certified mail, return receipt requested, addressed to the party to be notified at the address set forth above for such panty or to such other address as such party may hereafter designate in writing to he other party in accordance with the provisions of this paragraph.

                  9. APPLICABLE LAW. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles.

                  10. SEVERABILITY. If any provision of this Agreement shall to any extent be held or determined to be invalid or unenforceable, the validity1 legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired, and this Agreement shall be construed so as to effectuate as nearly as possible the intent of said provision and the intent of the parties.

                  11. SURVIVAL. The representations, warranties, covenants and indemnities contained in this Agreement (including the indemnification provisions set forth in Exhibit A) shall survive the termination of this Agreement for a period of two years after such termination.

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                  12. BINDING EFFECT: BENEFITS. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, Successors and permitted assigns, and no other person shall acquire or have any other rights under this Agreement or by virtue of this Agreement.

                  13. ASSIGNMENT Neither this Agreement nor any right. remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by ITF or Client without the prior written consent of the other.

                  14. WAIVER. Any waiver by any party of a breach or the provisions of this Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any othi3r term of this Agreement.

                  15. ENTIRE AGREEMENT MODIFICATION. This Agreement (including the exhibits hereto; constitutes the entire understanding between the panties with respect to its subject matter. It supersedes and cancels all prior agreements and understandings among the parties relating to its subject matter. This Agreement may not be amended or supplemented, except by subsequent written agreement of the parties which specifically states that :it is intended to be an amendment or supplement to this Agreement, signed by the parties hereto. No course of dealing or custom shall be referred to as modifying any of the terms and conditions of this Agreement.

                  16. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be enforceable against tie parties actually executing such counterparts, and all of which together shall constitute one instrument.

PLEASE CONFIRM THAT THE FOREGOING IS IN ACCORDANCE WITH YOUR UNDERSTANDING BY SIGNING AND RETURNING TO ITF THE EXECUTED DUPLICATE COPY OF THIS AGREEMENT. WE ARE ENTHUSIASTIC ABOUT THE PROSPECT OF WORKING WITH YOU ON THIS AND LOOK FORWARD TO THE BEGINNING OF A LONG AND FRUITFUL RELATIONSHIP.

              Further, it is agreed that an executed facsimile or copy of this document is a legal and binding contract with the same force as the original.

              This Letter of Agreement will terminate and be void seven (7) business days from the dare above unless executed by Client.

INTERNATIONAL TECHNOLOGIES & FINANCE, LLC            IAMG HOLDINGS INC.

BY: /s/ BARNETT SUSKIND                              BY: /s/ JAHN AVARELLO
    -------------------------                            ----------------------
    Chairman and CEO                                     CEO

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                                 INDEMNIFICATION

                                    EXHIBIT A

                  The Client agrees to indemnify ITF, its employees, directors, officers, agents, affiliates, and each person, it any, who controls it within the moaning of either Section 20 of the Securities Exchange Act of 1934 or
Section 15 of the Securities Act or 1933 (each Such person, including ITF, is referred to as an "indemnified Party") from and against any losses, claims, damages and liabilities, joint or several (including. all legal to other expenses reasonably incurred by an Indemnified Party in connection with the preparation for or defense of any threatened or pending claim, action or proceeding, whether or not resulting in any liability) ~("Damages"), to which such Indemnified Party in connection with its services or arising out of its engagement hereunder, may become subject under any applicable Federal or state law or otherwise, including but not limited ;o, liability (i) caused by or arising out of an untrue statement or an alleged untrue statement of a material fact or the omission or the alleged omission to states a material fact necessary in order to make the statement not misleading in light of the circumstances under which it was made, (ii) caused by or arising out of any act. or (III) arising out of ITF's engagement or the rendering by any Indemnified Party of its services under this Agreement; provided, however, that the Client will not be liable to the Indemnified Party hereunder to the extent that any damages are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence. bad faith or willful misconduct of tine Indemnified Party seeking indemnification hereunder.

                  These indemnification provisions shall be in addition to any other liability which the Client may otherwise have to any Indemnified Party.

                  If for any reason other than a final non-appealable judgment finding any Indemnified Party liable for Damages for its gross negligence, bad faith or willful misconduct he foregoing indemnity is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless, the Client shall contribute to the amount paid or payable by an Indemnified Party as a result of such Damages in such proportion as is appropriate to reflect not only the relative benefits received by the Client and its shareholders on the one hand and ITF on the other, but also the relative fault of the Client and the Indemnified Party as well as any relevant equitable considerations, subject to the limitation that in the event shall the total contribution of all indemnified Parties to all such Damages exceed the amount of fees actually received by ITF hereunder.

                  Promptly after receipt by the Indemnified Party of notice of any claim or of the commencement of any action In respect of which indemnity may be sought, the Indemnified Party will promptly notify the Client in writing of the receipt or commencement thereof, however the Client shall not have the right to assume the defense of such claim or action (including the employment of counsel). The Indemnified Party shall have the right to retain counsel reasonably satisfactory to the Client, at the Client's expense, to represent the Indemnified Parry in any claim or action in respect of which indemnity may be sought and agrees to cooperate with the Client and the Client's counsel in the

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defense of such claim or action. The omission by an Indemnified Party to promptly notify the Client of the receipt or commencement of any claim or action in respect of which indemnity may be sought will relieve the Client from any liability the Client may have to such indemnified Party only to the extent that such a delay in notification materially prejudices the Client's ability to defend such claim or action. The Client shall not be liable for any settlement of any such claim or action effected without 3ts written consent. which shall not be unreasonably withheld or delayed. Any obligation pursuant or this Appendix shall survive the termination to expiration of this Agreement.

INTERNATIONAL TECHNOLOGIES & FINANCE, L.L.C

Chairman & CEO
Date:


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